UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2023

Agios Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36014	26-0662915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Sidney Street, Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 649-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 per share	AGIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On May 22, 2023, John Maraganore, Ph.D., notified Agios Pharmaceuticals, Inc. (the “Company”) of his decision to resign from the Board of Directors of the Company (the “Board”), effective May 24, 2023, after nearly 12 years of service. Upon his resignation from the Board, Dr. Maraganore will also cease serving as the Board’s lead independent director and as a member of the Audit Committee of the Board and the Compensation & People Committee of the Board (the “Compensation & People Committee”). The Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Corporate Governance Committee”), appointed director Kaye Foster to serve as the Board’s lead independent director and appointed director Cynthia Smith to serve as the chair of the Compensation & People Committee, succeeding Ms. Foster, each as of May 24, 2023. Ms. Foster will remain on the Compensation & People Committee.

Election of New Director

On May 23, 2023, the Board, upon the recommendation of the Corporate Governance Committee, elected Catherine Owen as a director, effective as of June 13, 2023. Ms. Owen has been designated as a class II director to serve in accordance with the Company’s Third Amended and Restated By-Laws until the Company’s 2024 Annual Meeting of Stockholders and thereafter until her successor has been duly elected and qualified or until her earlier death, removal or resignation. The Board, upon the recommendation of the Corporate Governance Committee, appointed Ms. Owen to the Compensation & People Committee, effective as of her appointment to the Board.

There are currently no arrangements or understandings between Ms. Owen and any other person pursuant to which Ms. Owen was selected as a director. There are currently no transactions in which Ms. Owen has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s non-employee director compensation policy (the “Policy”), Ms. Owen will receive (i) annual cash compensation of (a) $50,000 ($12,500 per quarter) for her service as a director and (b) $7,500 ($1,875 per quarter) for her service on the Compensation & People Committee and (ii) reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof. In addition, in accordance with the Policy, the Board will grant Ms. Owen, effective on June 13, 2023, (i) a nonstatutory stock option to purchase the number of shares of the Company’s common stock that has a Black-Scholes value as of the date of grant equal to $472,500, which will be based on the closing price of the Company’s common stock on the Nasdaq Global Select Market on the June 13, 2023 and (ii) restricted stock units for a number of shares of the Company’s common stock equal to $157,500 divided by the closing price of the Company’s common stock on the Nasdaq Global Select Market on June 13, 2023. The stock options will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on June 13, 2023, and will vest as to 25% of the underlying shares on the first anniversary of June 13, 2023, with remainder vesting in equal increments over 36 additional months. The restricted stock units vest as to one-third of the underlying shares on each of the first, second and third anniversaries of June 13, 2023.

In connection with her election to the Board, Ms. Owen will enter into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially identical to the form of indemnification agreement that the Company has entered into with its other directors and provides that the Company will indemnify Ms. Owen for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of her service as one of the Company’s directors.

The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of indemnification agreement by and between the Company and each of its officers and directors, which is incorporated herein by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGIOS PHARMACEUTICALS, INC.

Date: May 25, 2023	By:	/s/ Brian Goff
Brian Goff
Chief Executive Officer